UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 16, 2016

MAGNEGAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35586	26-0250418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

11885 44th Street North

Clearwater, FL 33762

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (727) 934-3448

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 16, 2016, MagneGas Corporation, a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”) providing for the issuance and sale by the Company of: (i) “Pre-Paid” Common Stock Purchase Warrants to purchase up to 5,102,041 shares of common stock of the Company (the “Pre-Paid Warrants”), and (ii) 1,020,408 shares of common stock of the Company at a price per share equal to the Per Share Purchase Price (as defined in the Securities Purchase Agreement) (the “Shares,” and together with the Pre-Paid Warrant, the “Registered Securities”). The sale of the Registered Securities equals a total purchase price of $3,000,000 minus $51,020.

Each Pre-Paid Warrant will be pre-paid at a price per share of $0.49 (a 25% discount to the last reported sale price of the Company’s common stock on the Nasdaq Capital Market on November 15, 2016) minus $0.01. The Pre-Paid Warrants will be exercisable immediately, subject to certain limitations, and have an infinite term of exercise with an exercise price of $0.01 for each Pre-Paid Warrant.

The Company shall not effect any exercise of the Pre-Paid Warrants, and the Investor shall not have the right to exercise any portion of the Pre-Paid Warrants, to the extent that after giving effect to such issuance after exercise, the Investor together with the Investors’ affiliates, would beneficially own in excess of 5% of the number of shares of the common stock of the Company outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of the Pre-Paid Warrant (the “Beneficial Ownership Limitation”). The Investor, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99%.

The closing of the sale of the Registered Securities is expected to take place prior to the close of business on November 21, 2016 (the “Closing”), subject to customary closing conditions.

Total proceeds to the Company, before expenses, will be $2,948,980 ($3,000,000 minus the $0.01 exercise price of each Pre-Paid Warrant share). The Company estimates that the net proceeds from the transactions will be approximately $2,800,000 after deducting the Company’s estimated transaction expenses. The net proceeds received by the Company will be used for working capital and general corporate purposes. General corporate purposes may include providing working capital, funding capital expenditures, or paying for acquisitions.

Pursuant to the Purchase Agreement, the Company and the Investor agreed to amend three common stock purchase warrants issued in June 2016: (i) the E-4 common stock purchase warrant is now exercisable six months from the Closing with a term of 7 years for the Investor to purchase up to 7,017,544 shares of common stock at a price of $0.66 per share ($0.01 above the closing market price on November 15, 2016), (ii) the E-5 common stock purchase warrant to purchase up to 3,508,772 shares of common stock is now exercisable at $0.90 (approximately 38% premium to the closing market price on November 15, 2016), (iii) and the E-6 common stock purchase warrant to purchase up to 1,754,386 shares of common stock is also now exercisable at $0.90. The Series E-5 and E-6 common stock purchase warrants vest ratably only upon the exercise of the E-4 common stock purchase warrant.

The Registered Securities are being offered by the Company and the E-4 warrants are being amended pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2015 and declared effective on June 15, 2016 (File No. 333- 207928) (the “Registration Statement”). We filed a prospectus supplement with the SEC in connection with the sale of the Registered Securities.

The E-5 and E-6 warrants are being amended pursuant to an effective resale registration statement on Form S-3, which was initially filed with the SEC on August 3, 2016 and declared effective August 12, 2016 (File No. 333- 212879). We expect to file a prospectus supplement with the SEC in connection with the amendments to the E-5 and E-6 warrants.

There was no placement agent for this transaction.

The form of the Purchase Agreement and the form of the Pre-Paid Warrant are filed hereto as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents attached hereto, which are incorporated herein by reference.

Item 8.01. Other Events.

On November 16, 2016, the Company issued a press release regarding the transactions described above under Item 1.01 of this Current Report on Form 8-K.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 4.1	Form of Pre-Paid Warrant
Exhibit 5.1	Legal Opinion of Lucosky Brookman LLP
Exhibit 10.1	Form of Securities Purchase Agreement.
Exhibit 99.1	Press Release dated November 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNEGAS CORPORATION

Date: November 21, 2016	By:	/s/ Ermanno Santilli
Ermanno Santilli
Chief Executive Officer